EXHIBIT 10.5

STAGE STORES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made effective as of the ______ day of __________, 20____ (the “Effective Date”), by and between Stage Stores, Inc., a Nevada corporation (hereinafter called the “Company”), and ________________, an employee of the Company, its subsidiaries or its affiliates (hereinafter called the “Employee”).
WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the Stage Stores, Inc. Second Amended and Restated 2008 Equity Incentive Plan (the “Plan”), as it may be amended from time to time; and
WHEREAS, the Company considers it desirable and in the Company’s best interests that the Employee be given an opportunity to earn compensation that directly correlates to the value of the Company’s authorized voting common stock, par value $0.01 (the “Common Shares”) in furtherance of the Plan to provide incentive for the Employee to remain an employee of the Company, its subsidiaries or its affiliates and to promote the growth, earnings and success of the Company.
NOW, THEREFORE, in consideration of the premises, it is agreed as follows:
1.    GRANT OF AWARD. The Company hereby grants to the Employee as of the Effective Date a restricted stock unit award equivalent to _______ Common Shares (the “Award”) pursuant to the terms and conditions contained herein and the terms and conditions of the Plan.
2.    VESTING. Except as otherwise set forth in this Agreement, the Award shall vest according to the following schedule (each a “Vesting Date”) and become payable as set forth in Section 8 below:

Vesting Date to be the Period from Date of Grant	Cumulative Percentage of Award Which Shall Vest
1 year	25%
2 years	50%
3 years	75%
4 years	100%
3.    RIGHTS. Subject to the terms of this Agreement, the Employee shall not have any rights of a shareholder with respect to the Award. Notwithstanding the foregoing, if the Employee holds any portion of the Award that is unvested and unexpired as of the close of business on a record date for determining the shareholders to which the Company has declared and pays a cash dividend on the Common Shares, the Employee shall receive a dividend equivalent payment equal to an amount, calculated with respect to only that portion of the Award that is then unvested and unexpired, which is determined by multiplying the number of Common Shares then subject to the unvested and unexpired portion of the Award by the per-Common Share cash dividend paid by the Company on the Common Shares.

4.    DEATH OF EMPLOYEE. If the Employee’s employment with the Company is terminated due to death, the Award will immediately vest and become payable as set forth in Section 8 below.
5.    DISABILITY OF EMPLOYEE. If the Employee’s employment with the Company is terminated due to disability, the Award will immediately vest and become payable as set forth in Section 8 below. For the purposes of this Agreement, the Employee shall be deemed to have terminated his or her employment by the Company by reason of disability, if the Committee shall determine that the physical or mental condition of the Employee by reason of which his or her employment terminated was such at that time as would entitle him or her to payment of monthly disability benefits under any Company disability plan. If the Employee is not eligible for benefits under any disability plan of the Company, he or she shall be deemed to have terminated his or her employment by reason of disability if the Committee shall determine that his or her physical or mental condition would entitle him or her to benefits under any Company disability plan if he or she were eligible therefor.
6.    CHANGE IN CONTROL. In the event of a Change in Control, the Award will immediately vest and shall become payable to the Employee within thirty (30) days of the Change of Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred:
(a)    on such date within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (the “Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (the “Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;
(b)    as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control; or
(c)    the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest. Provided further, a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to:

(i)    A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)    An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii)    A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)    An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) herein.
For purposes of subsection (c) and except as otherwise provided in paragraph (i), a person’s status is determined immediately after the transfer of the assets.
7.    OTHER TERMINATION OF EMPLOYMENT. If the Employee leaves the Company for any reason other than death or disability before vesting, the unvested portion of the Award shall be forfeited.
8.    SETTLEMENT. Following the Vesting Date and subject to the Payment Market Value Cap (as defined below), the Company shall settle the vested portion of the Award in cash with a payment to the Employee equal to (a) the number of Common Share equivalents under the Award then vesting, multiplied by (b) the fair market value of the Common Shares upon each Vesting Date (“Payment Market Value”). The cash payment will be paid to the Employee within thirty (30) days after the applicable Vesting Date or such earlier termination of employment on account of death or disability. Notwithstanding the foregoing, any cash payment made with respect to the vested portion of the Award will be subject to automatic reduction if the Payment Market Value exceeds five times (5x) the fair market value of the Common Shares on the Effective Date (the “Payment Market Value Cap”), with such automatic reduction of clause 8(b) above to be to the Payment Market Value Cap.
9.    ASSIGNMENT. The rights under this Agreement shall not be assignable or transferable by the Employee, except by will or by the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the rights under this Agreement contrary to the provisions hereof shall be null and void and without effect.
10.    WITHHOLDING TAXES. Whenever the Company proposes or is required to settle all or a portion of the Award, the Company shall have the right to withhold an amount in cash sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any payment under this Agreement. For withholding tax purposes, the vested portion of the Award shall be valued on the date the withholding obligation is incurred.
11.    RIGHT TO TERMINATE EMPLOYMENT. Nothing in this Agreement shall confer upon the Employee the right to continue in the employment of the Company, its subsidiaries or its affiliates or affect any right which the Company, its subsidiaries or its affiliates may have to terminate the employment of the Employee.
12.    ADJUSTMENTS. In the event of any change in the outstanding common stock of the Company by reason of stock splits, reverse stock splits, stock dividends or distributions,

recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board shall make an equitable adjustment to the number of Common Shares to which the Award relates, and take any and all other actions deemed appropriate by the Board.
13.    SEVERABILITY. Every part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.
14.    NOTICE. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or the Employee at their last known address.
15.    GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the applicable Federal law and, to the extent otherwise applicable, the laws of the State of Texas.
16.    HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.
17.    BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.
18.    INCORPORATION OF PLAN. The Award is granted pursuant to the terms of the Plan, which is incorporated herein by reference, and this Agreement shall in all respects be interpreted in accordance with the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
19.    MODIFICATION; 409A COMPLIANCE. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. Notwithstanding the foregoing, if the Award constitutes “deferred compensation” under Section 409A of the Code and the Award becomes vested and settled upon the Employee’s termination of employment, payment with respect to the Award shall be delayed for a period of six months after the Employee’s termination of employment if the Employee is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If payment is delayed, the Award shall be paid within thirty (30) days after the date that is six (6) months following the Employee’s termination of employment. Payments with respect to the Award may only be paid in a manner and upon an event permitted by Section 409A of the Code, and each payment under the Award shall be treated as a separate payment, and the right to a series of installment payments under the Award shall be treated as a right to a series of separate payments. In no event shall the Employee, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Agreement without the Employee’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Award to the extent permitted by the Plan.
IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed as of the Effective Date.

“COMPANY”	Stage Stores, Inc.

By:
Name:
Title:

“EMPLOYEE”
, an individual

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